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                                                                   EXHIBIT 10.28

                                        August 30, 1996





Michael J. Durham

Dear Michael:

This letter agreement (the "Agreement") will confirm our mutual understanding of the arrangements in the event of termination of your employment at The SABRE Group, Inc. (the "Company").(1)

Section One -- Term

This Agreement will be valid for the three year period following the date of an initial public offering (IPO) of The SABRE Group, if any occurs. If an IPO of The SABRE Group does not occur, this Agreement shall not be binding. Effective three years and one day after an IPO of The SABRE Group this Agreement shall terminate, unless earlier terminated in accordance herewith.

Section Two -- Termination Not for Cause/Cash Payment

You will be expected to perform the duties of President and CEO of The SABRE Group, as defined by the Chairman of the Board of Directors, during the term of this Agreement. If your employment with the Company is terminated not for cause during the term of this Agreement, you will receive a severance payment equal to the greater of the nominal value of (i) one year's base salary and target incentive compensation or (ii) the aggregate amount of base salary and target incentive compensation remaining for the term of this Agreement (collectively, the "Termination Benefit").(2)




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        (1) For purposes of this Agreement, Company refers not only to The SABRE
Group, Inc., but also to any successor in interest.

        (2) For purposes of this Agreement, (a) base salary in effect on the day your employment is terminated and (b) target incentive compensation means the target incentive compensation award in effect on the day your employment is terminated.
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Section Two -- Termination Not for Cause/Cash Payment, continued

The Company, at its discretion, may pay the Termination Benefit in (y) a lump sum at nominal value or (z) equal monthly installments at nominal value over the remaining term of this Agreement. Payment of the Termination Benefit will be contingent upon the Company and you reaching agreement with respect to a non-competition agreement. The provisions of any such agreement, which pertain specifically to employment with a competitor of the Company, shall have a term equal to the number of months used to calculate the Termination Benefit.

Section Three -- Termination Not for Cause/Stock

If your employment with the Company is terminated not for cause during the term of this Agreement, any outstanding stock awards would continue vesting during a term which is the greater of (i) one year or (ii) the remainder of the term of this Agreement. The distribution of stock underlying such stock awards, or the exercise of stock options, will be in accordance with the original terms and conditions of such awards.

Section Four -- Termination Not for Cause/Benefits and Perquisites

If your employment with the Company is terminated not for cause during the term of this Agreement, benefits and perquisites provided to you as of the day before the termination of your employment will continue to be provided to you to the extent such benefits and perquisites are then provided for senior vice presidents at American Airlines who are terminated not for cause.

Section Five -- Termination/Change-in-Control

If your employment with the Company is terminated as a consequence of a change-in-control(3), the severance arrangements set forth in your Executive Termination Benefits Agreement will control and this Agreement will terminate.

Section Six -- Termination for Cause

If your employment with the Company is terminated for cause, this Agreement will terminate at the same time as your employment.

Section Seven -- Termination/Death, Disability, Resignation or Retirement

If your employment with the Company is terminated by reason of your death, disability, resignation or retirement, this Agreement will terminate at the same time as your employment.




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        (3) For purposes of this Agreement, change-in-control has the meaning as set forth in the Long Term Incentive Plan for the Company.
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Section Eight -- Definition of "Cause"

For purposes of this Agreement, "cause" means (i) your conviction of a felony,
(ii) your failure to contest a prosecution for a felony or (iii) your willful misconduct or dishonesty, any of which is directly or materially harmful to the Company or its business or reputation.

Section Nine -- Transition and Cooperation

Upon termination of your employment with the Company for whatever reason, you agree to execute any and all documents and to take any and all actions which the Company may reasonably request to effect the transition of your duties and responsibilities. You further agree to make yourself available with respect to, and to cooperate in conjunction with, any litigation or investigation involving the Company; provided you receive adequate assurances of (i) indemnity for, and/or (ii) reimbursement of, reasonable expenses with respect to the foregoing activities.

Section Ten -- Responsibilities

As consideration for the benefits and promises set forth in this Agreement, you agree as follows:

You will not directly or indirectly induce or encourage any employee of the Company or its affiliates(4) (whether or not now existing) to terminate such relationship without the prior written consent of the Company or the affiliate, as appropriate.

You will not in any way disparage, bring discredit to or otherwise harm (i) the Company, (ii) its affiliates or (iii) the employees, officers or directors of each.

You acknowledge the confidentiality of the information concerning, and the trade secrets of, the Company and/or its affiliates that has or will come into your possession or knowledge in connection with your employment by the Company and you agree to hold such information and trade secrets in confidence.

The responsibilities of Section Nine will survive the termination of this Agreement.





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       (4) For purposes of this Agreement,  affiliates  has the meaning as set forth in the Long Term Incentive Plan for the Company.
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Section Eleven -- Miscellaneous

This Agreement will be governed by the laws of the State of Texas. You and the Company agree that this Agreement represents the entire understanding with respect to its subject matter. This Agreement may be modified only by a writing that has been signed by you and the Company.

Please sign and return one of the originals of this Agreement to indicate your agreement with the above arrangements.

                                           Sincerely,

                                           /s/ Robert L. Crandall


Concur:/s/ Michael J. Durham                    Date:   9/8/96
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